UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 15, 2023

FAIR ISAAC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-11689	94-1499887
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 West Mendenhall, Suite 105 Bozeman, Montana	59715
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 406-982-7276

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	FICO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 15, 2023, Fair Isaac Corporation (the “Company”) announced that Steven P. Weber, age 60, who currently serves as the Company’s Vice President and Interim Chief Financial Officer, has been appointed to serve as the Company’s Executive Vice President and Chief Financial Officer, effective as of May 15, 2023.

Mr. Weber was appointed Vice President and Interim Chief Financial Officer effective January 13, 2023, and prior to that served as the Company’s Vice President of Investor Relations, Tax and Treasury. Mr. Weber joined the Company in 2003. During Mr. Weber’s nearly 20-year career at the Company, he has served as head of Financial Planning & Analysis and has led several public bond issuances, managed syndicated bank lending, stewarded due diligence and integration for mergers and acquisitions and guided strategic financial planning.

In connection with Mr. Weber’s transition to his role as Executive Vice President and Chief Financial Officer, the Company has entered into a Letter Agreement with Mr. Weber. The term of the Letter Agreement is from May 15, 2023 through December 31, 2026, with automatic one-year extensions. Pursuant to the Letter Agreement, Mr. Weber’s base salary will be $400,000 and he will continue to have an annual incentive award opportunity under the Company’s Management Incentive Plan for the 2023 fiscal year of a target award equal to 50% of his annual base salary at the rate in effect at the end of such fiscal year. The Letter Agreement also provides that if Mr. Weber’s employment is terminated without Cause (as defined in the Letter Agreement), or he resigns for Good Reason (as defined in the Letter Agreement), he will be entitled to a cash payment in an amount equal to one times the sum of (a) his annual base salary in effect on the last day of employment, plus (b) the annual cash incentive payment last paid to him before the termination of employment, as well as continuation of certain benefits pursuant to COBRA for 12 months. Additionally, the Company made a promotion-based grant of $2.0 million in restricted stock units to Mr. Weber under the Company’s 2021 Long-Term Incentive Plan, which vest over four years.

The Company also entered into a new Management Agreement with Mr. Weber, which has the same term as Mr. Weber’s Letter Agreement. Mr. Weber’s Management Agreement provides that, if during the term of the Management Agreement, a change of control Event (as defined therein) occurs, and if Mr. Weber’s employment is terminated within 60 days before or two years following the Event due to an involuntary termination by the Company without Cause (as defined therein) or by Mr. Weber for Good Reason (as defined therein), Mr. Weber will be entitled to a cash payment in an amount equal to one times the sum of (a) his annual base salary in effect on the last day of his employment, plus (b) the annual cash incentive payment last paid to him before the termination of employment, as well as continuation of certain benefits pursuant to COBRA for 12 months. In addition, all of Mr. Weber’s unvested stock options, restricted stock units and performance share units will vest in full, subject to certain limitations specified in the Management Agreement.

In addition, Mr. Weber is party to the Company’s standard Indemnification Agreement with other executive officers, a copy of which was filed as Exhibit 10.1 to the Company’s Quarterly Report on 10-Q for the quarter ended March 31, 2023.

The foregoing description of the Letter Agreement is a summary only and is qualified by reference to the full text of the Letter Agreement attached to this Current Report on Form 8-K as Exhibit 10.1. The foregoing description of the Management Agreement is a summary only and is qualified by reference to the full text of the form of Management Agreement and amendments thereto, incorporated by reference into this Current Report on Form 8-K as Exhibits 10.2, 10.3 and 10.4.

A press release announcing these matters is furnished herewith as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit	Description

10.1	Letter Agreement, effective as of May 15, 2023, by and between the Company and Steven P. Weber.

10.2	Form of Management Agreement entered into with each of the Company’s executive officers. (Incorporated by reference to Exhibit 10.4 to the Company’s Form 8-K filed on February 10, 2012)

10.3	Form of Amendment to Management Agreement entered into with certain of the Company’s executive officers. (Incorporated by reference to Exhibit 10.2 to the Company’s Form 10-Q for the quarter ended December 31, 2014)

10.4	Form of Amendment to Management Agreement entered into with each of the Company’s executive officers. (Incorporated by reference to Exhibit 10.1 to the Company’s Form 10-Q for the quarter ended June 30, 2016)

99.1	Press Release, dated as of May 15, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FAIR ISAAC CORPORATION

By:	/s/ MARK R. SCADINA
Mark R. Scadina
Executive Vice President, General Counsel and Corporate Secretary

Date: May 15, 2023